UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TFS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2010 annual meeting of stockholders of TFS Financial Corporation (the “Company”) will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 25, 2010, at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors, each to hold office for a three-year term and until his successor has been duly elected and appointed;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2010; and

3.	To transact all other business that properly comes before the meeting.

Only stockholders of record at the close of business on December 28, 2009 will be entitled to notice of and to vote at the meeting or any adjournment thereof. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply complete, date and sign the available proxy card and return it to the Company. Alternatively, you may vote via telephone or over the Internet.

All stockholders of record entitled to vote at the annual meeting should receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. The principal address of the Company is 7007 Broadway Avenue, Cleveland, Ohio 44105.

By order of the Board of Directors,

Bernard S. Kobak

Secretary

January 11, 2010

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE AVAILABLE

PROXY CARD OR VOTE VIA TELEPHONE OR OVER THE INTERNET.

i

TFS FINANCIAL CORPORATION

7007 Broadway Avenue

Cleveland, Ohio 44105

PROXY STATEMENT

Our Board of Directors is providing this proxy statement to ask for your vote as a stockholder of TFS Financial Corporation (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our upcoming annual meeting of stockholders, which will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 25, 2010, at 9:00 a.m., local time. We are making these proxy materials electronically available to you, along with our 2009 Annual Report to Stockholders, on or about January 11, 2010.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At our annual meeting of stockholders, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of four directors and a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2010. We are not aware of any other matter that will be presented for your vote at the meeting.

Why Did I Receive a Notice of Internet Availability in the Mail Regarding the Internet Availability of Proxy Materials this Year Instead of a Full Set of Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, December 28, 2009, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting. As of the record date, the Company had outstanding 308,315,000 shares of common stock.

What if My Shares Are Held in the Third Federal Savings Associate Stock Ownership Plan or the Third Federal Savings 401(k) Savings Plan?

If you are a participant in the Third Federal Savings Associate Stock Ownership Plan (the “ASOP”) or the Third Federal Savings 401(k) Savings Plan (the “401(k) Plan”) and you own shares of our common stock through those plans, you have been provided voting instruction forms with respect to shares you may vote under those plans. Although the trustee or administrator for each plan votes all shares of our common stock held by that plan, each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. Voting instructions must be provided to the trustee or administrator by February 20, 2010 to be effective. If you own shares of our common stock through either of these plans and do not provide voting instructions to the trustee or administrator by February 20, 2010, the respective trustee or administrator will vote the shares of common stock in accordance with the terms of the respective plans, which provide that the trustee or administrator will vote any shares of our common stock for which it has received no voting instructions in the same proportions as it votes the shares of our common stock for which it has received instructions from plan participants. You also may revoke previously given voting instructions prior to February 20, 2010 by filing with the trustee or administrator either written notice of revocation or a properly completed voting instruction form bearing a later date.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring to the annual meeting a copy of your brokerage statement reflecting your ownership of shares of our common stock as of the record date in order to be admitted.

When and Where Is the Meeting?

The meeting will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 25, 2010, at 9:00 a.m., local time. Parking is available in our visitor parking lot, which you can enter from Aetna Avenue.

What Constitutes a Quorum?

The presence at the meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. A broker non-vote occurs if your shares are held in “street name” by a broker or nominee and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares.

What Vote Is Required to Approve Each Proposal, Assuming that a Quorum Is Present at the Annual Meeting of Stockholders?

Proposal One: Election of Directors.  The four nominees for director who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count either for or against any nominee for director.

Proposal Two: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountants.  The Audit Committee of our Board of Directors plans to reappoint Deloitte & Touche LLP as the Company’s independent accountants to audit our financial statements for the fiscal year ending September 30, 2010, subject to the ratification of the appointment by our stockholders as required by our bylaws. See page 30 under “Proposal Two: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountants” for additional information. A majority of the votes cast is required for the adoption of this proposal. Abstentions will be treated as cast and will have the same effect as a vote against ratification. Broker non-votes are not considered votes cast either for or against ratification.

How Does Third Federal Savings and Loan Association of Cleveland, MHC Intend to Vote Its Shares?

All stockholder votes will include the vote of Third Federal Savings and Loan Association of Cleveland, MHC, which, as of December 28, 2009, owned 227,119,132 shares, or 73.66%, of our outstanding common stock. As such, the vote of Third Federal Savings and Loan Association of Cleveland, MHC will be determinative of the outcome of any vote or election. Third Federal Savings and Loan Association of Cleveland, MHC intends to vote for the election of the four nominees for director and for ratification of the selection of Deloitte & Touche LLP, and in accordance with the recommendation of our Board of Directors on any other matter that properly comes before the meeting.

How Do I Vote?

You may cast your vote in person at the meeting or by any one of the following ways:

By Telephone: You may call the toll-free number printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return a proxy card.

Over the Internet: You may visit the web site printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you should not return a proxy card.

By Mail: You may mark, sign and date the accompanying proxy card and return it to the address provided on the proxy card.

If you sign, date and return the accompanying proxy card or vote by telephone or via the Internet, the shares of common stock represented by your proxy will be voted as you specify. If you return a signed and dated proxy card, but do not indicate how your shares of common stock should be voted, the shares of common stock represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors” and for ratification of the selection of Deloitte & Touche LLP.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker or other nominee, the broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not provide your broker or other nominee instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares in the election of directors or with respect to the ratification of the Company’s independent accountants, and your shares will not be voted with respect to either matter. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should vote your shares by following the instructions provided on the accompanying proxy card and return the proxy card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.

May I Revoke My Proxy or Change My Vote?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Stockholders, by submitting another timely, later-dated vote by telephone or Internet or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously granted proxy or vote.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of our Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and regular associates of the Company may solicit proxies in person, by telephone or by facsimile. These officers and associates will not receive any additional compensation for their participation in the solicitation process.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our bylaws provide that the Board of Directors will consist of eleven directors and will be divided into three classes as nearly equal in number as possible. As such, you will be voting on the election of four directors, each of whom would serve a three-year term expiring in 2013 and until his successor is elected and appointed.

At the annual meeting of stockholders, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Marc A. Stefanski, Martin J. Cohen and Robert A. Fiala and to elect Ben S. Stefanski III. James S. Gascoigne, a current director of the Company, will not stand for re-election and will cease to be a director upon expiration of his current term.

If for any reason any of the nominees is unable to serve as a director at the time of the election (which is not expected), the shares of common stock represented by your proxy will be voted for the election of a substitute nominee recommended by our Board of Directors, acting as our nominating committee.

The following table sets forth information regarding our directors (other than Mr. Gascoigne) and our nominee for director:

Name	Age	Position(s) Held in TFS Financial Corporation	Director Since	Term of Office Expires
Nominees for Director

Marc A. Stefanski	55	Chairman of the Board, President, Chief Executive Officer and Director	1987	2010
Martin J. Cohen	56	Director	2006	2010
Robert A. Fiala	56	Director	2005	2010
Ben S. Stefanski III(1)	37	—	—	—

Directors Continuing in Office

Anthony J. Asher	71	Director	2008	2012
Thomas J. Baird	54	Director	2005	2011
John J. Fitzpatrick	69	Director	2006	2011
Bernard S. Kobak	81	Secretary and Director	1993	2012
William C. Mulligan	56	Director	2007	2011
Marianne Piterans	55	Director of Human Resources and Director	2006	2012
Paul W. Stefanik	85	Director	1993	2011

(1) Ben S. Stefanski III is the nephew of Marc A. Stefanski.

Our Board of Directors recommends that stockholders vote FOR the nominees for election set forth above.

Business Experience of Each Nominee for Director

Marc A. Stefanski joined Third Federal Savings and Loan in 1982 and was elected Chairman of the Board and Chief Executive Officer in 1988, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and the Company in 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938.

Martin J. Cohen has been a managing partner of H & M Management Company, a real estate management company, since 1975 and is manager and part owner of nine apartment complexes.

Robert A. Fiala is president of the architecture firm ThenDesign, which he founded in 1989. He is also a member of the Willoughby, Ohio, City Council.

Ben S. Stefanski III is currently Director of Direct Sales at Patagonia, Inc., a $320 million outdoor retail company. Mr. Stefanski III has been employed by Patagonia, Inc. since 2001 and has led a number of teams including Patagonia, Inc.’s call centers and inventory groups.

Business Experience of Each Continuing Director

Anthony J. Asher is the Chairman of Weston, Inc., a real estate ownership firm that is one of the largest industrial property owners in the Cleveland, Ohio area, and which Mr. Asher founded in 1971.

Thomas J. Baird is the President of Thomas J. Baird, P.A. and the managing partner of Baird & Roselli, a law firm in North Palm Beach, Florida, which he founded in 1990. His practice areas include city, county and local government law; environmental land use law, including eminent domain; real estate; constitutional law; and litigation.

John J. Fitzpatrick, Ph.D. is the founder and a partner of Fitzpatrick Associates dba The Family Business Resource Center and The Business Leadership Center, which he founded in 1989. The company offers a variety of consultation services for executives, organizations and family businesses.

Bernard S. Kobak is the Corporate Secretary of Third Federal Savings and Loan, a position he has held since 1960. Mr. Kobak joined Third Federal Savings and Loan in 1958 and has served as Executive Vice President since 1963.

William C. Mulligan has served as a managing director of Primus Capital Funds, a private equity firm, since 1987. Mr. Mulligan joined Primus Capital Funds in 1985 from McKinsey & Company, Inc., an international management consulting firm. Mr. Mulligan serves as a director of several private companies and two public companies, Universal Electronics, Inc. and Athersys, Inc.

Marianne Piterans is Director of Human Resources, Training, Security and Administrative Services for Third Federal Savings and Loan. Prior to joining Third Federal Savings and Loan in 1992, Ms. Piterans served as Senior Vice President of Society National Bank, where she worked for 20 years.

Paul W. Stefanik worked for Third Federal Savings and Loan for 30 years prior to his retirement in 1993. In 1987, Mr. Stefanik was appointed Executive Vice President of Branch Administration, a position he held until his retirement.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended September 30, 2009, our Board of Directors met 10 times and the board of directors of Third Federal Savings and Loan, which consists of the same directors as our Board of Directors, met 12 times. During the fiscal year ended September 30, 2009 or such period during the fiscal year as an individual may have served as a director, no director attended fewer than 75% of the total number of meetings of our Boards of Directors and the total number of meetings held by all committees on which the director served. The Company anticipates that its directors will attend the annual meeting of stockholders. All directors attended last year’s annual meeting of stockholders. Our Board of Directors has established various standing committees, including an Audit Committee, Compensation Committee and Executive Committee. The full Board of Directors acts as the nominating committee.

Independent Directors

A majority of our Board of Directors and all members of the Audit Committee and Compensation Committee are independent, as affirmatively determined by our Board of Directors consistent with the criteria established by the NASDAQ Stock Market.

Our Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, our Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with the Company and its subsidiaries.

As a result of this review, our Board of Directors affirmatively determined that nominees Messrs. Cohen, Fiala and Stefanski III and continuing directors Messrs. Asher, Baird, Fitzpatrick, Mulligan and Stefanik are independent. Our Board of Directors determined that nominee Mr. Stefanski and continuing directors Ms. Piterans and Mr. Kobak are not independent because they are associates of the Company.

Our Board of Directors also determined that current director Mr. Gascoigne is not independent because of his business relationship with Third Capital, Inc., a wholly owned subsidiary of the Company. Mr. Gascoigne, in addition to his duties as a director of Third Federal Savings and Loan, the Company and Third Federal Savings and Loan Association of Cleveland, MHC, controls Baywater Capital Partners LTD, Baywater Realty Company LTD, Baywater Management Company and Fairfax Investment Company. These entities provide real estate and management services to Hazelmere Investment Group I LTD and Hazelmere of California LP, which are 70% owned by Third Capital, Inc., or have participating economic interests in the cash flows and capital proceeds of the Hazelmere entities. Fairfax Investment Company was the general partner of Hazelmere of California LP, which was dissolved on September 30, 2009. During the fiscal year ended September 30, 2009, the Baywater entities collectively received management fees of $693,219 from the Hazelmere entities. Third Capital, Inc. received distributions from the Hazelmere entities, including cash flows and capital proceeds, totaling $1,275,728 during the year.

Executive Session

The non-management directors of our Board of Directors meet periodically in executive session without management.

Nominating Committee

Our Board of Directors has determined that the Company is a “Controlled” company, as defined by the NASDAQ Stock Market, because Third Federal Savings and Loan Association of Cleveland, MHC currently owns more than 50% of our common stock. Therefore, the full Board of Directors acts as our nominating committee and met once in this capacity during the fiscal year ended September 30, 2009. In that capacity, our Board of Directors recommended a slate of nominees for election by stockholders at the Company’s 2009 annual meeting of stockholders.

As set forth in our Policy and Procedures for Stockholder Recommendations for Director Candidates (the “Policy”), our Board of Directors will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for our Board of Directors’ consideration, a stockholder may submit the candidate’s name, qualifications and other pertinent information required by the Policy to the Company’s Secretary at the following address: 7007 Broadway Avenue, Cleveland, Ohio 44105. Our Board of Directors has not established specific minimum qualifications that a candidate must have in order to be recommended for election to our Board of Directors. However, in determining qualifications for new directors, our Board of Directors will consider a potential member’s qualification as independent under the NASDAQ Stock Market listing standards, as well as his or her age, skill and experience in the context of the needs of the Board of Directors.

Under our bylaws, no nomination for director, except one made by the Board of Directors, will be voted upon unless the nomination is made in writing and delivered to the Company’s Secretary at least 30 days prior to the date of the annual meeting. Upon delivery, a nomination will be posted in a conspicuous place in each office of the Company. Ballots bearing the names of all persons nominated by the Board of Directors and by stockholders will be provided for use at the annual meeting. If the Board of Directors fails or refuses to act in regard to nominations for directors at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any holders of shares of common stock entitled to vote, and will be voted upon.

Our Board of Directors has recommended for election each of the nominees identified in “Proposal One: Election of Directors” on page 3.

A current copy of the Policy and Procedures for Stockholder Recommendations for Director Candidates is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Audit Committee

The Audit Committee consists of Messrs. Mulligan (Chairman), Asher, Cohen and Stefanik. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and our Board of Directors. The Audit Committee also serves as our Qualified Legal Compliance Committee. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Mulligan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met five times during the fiscal year ended September 30, 2009.

A current copy of the Audit Committee’s charter is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Compensation Committee

The members of the Compensation Committee of the Board of Directors (the “Committee”) are Messrs. Fiala (Chairman), Asher and Mulligan. Mr. Mulligan was appointed to the Committee on February 26, 2009, and Messrs. Baird and Fitzpatrick served on the Committee prior to that date. The Committee held seven meetings during the fiscal year ended September 30, 2009.

The Committee is responsible for assisting our Board of Directors in overseeing the following primary areas:

•

Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and associate compensation plans in light of the Company’s goals and objectives;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•

Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•	Reviewing and approving grants and awards to the executive officers and other participants under equity-based compensation plans, based on achievement of pre-determined goals and objectives;

•	Reviewing and approving compensation for members of our Board of Directors and any of its committees; and

•	Reviewing and approving any employment agreement or severance agreement to be made with any existing or prospective executive officer of the Company.

The Committee engages a compensation consultant to assist in the design of the Company’s compensation program and the review of its effectiveness.

A copy of the Committee’s charter is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Executive Committee

The Executive Committee, which currently consists of Messrs. Stefanski (Chairman), Kobak, Gascoigne and Mulligan, possesses the power of our Board of Directors during intervals between meetings of our Board of Directors in order to address various items, including rate changes and approval of agreements and contracts. The Executive Committee does not possess the power to fill vacancies on our Board of Directors or any Board of Directors committees. The Executive Committee held 13 meetings during the fiscal year ended September 30, 2009.

Code of Conduct and Code of Ethics

The Company has adopted policies governing the activities of both the Company and Third Federal Savings and Loan, including a code of conduct and a code of ethics for senior financial officers. The code of conduct applies to all associates and directors, and addresses conflicts of interest, the treatment of confidential information, general associate conduct and compliance with applicable laws, rules and regulations. The code of ethics for senior financial officers applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and addresses adherence to standards of integrity and professionalism when conducting and reporting the Company’s financial affairs. In addition, the codes are designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The codes are posted on the Company’s web site, www.thirdfederal.com, under “Investor Relations.” Any waiver of any provision of either code granted to an executive officer or director may be made only by our Board of Directors. There were no waivers granted during fiscal year 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting practices on behalf of our Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company’s independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has:

•	Reviewed and discussed with management the audited financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009;

•

Discussed with the Company’s independent accountants the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from the Company’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended September 30, 2009 be included in the Company’s Annual Report on Form 10-K, filed with the SEC.

Audit Committee

William C. Mulligan, Chairman

Anthony J. Asher

Martin J. Cohen

Paul W. Stefanik

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation and award tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ended September 30, 2009. The Committee engages a compensation consultant, Exequity, LLP (the “Compensation Consultant”), to advise it on the Company’s compensation programs.

The tables and related disclosures that follow cover the following individuals, whom we refer to as our named executive officers:

•	Marc A. Stefanski, Chairman of the Board, President and Chief Executive Officer;

•	Ralph M. Betters, Chief Information Officer, Third Federal Savings and Loan;

•	David S. Huffman, Chief Financial Officer;

•	Marianne Piterans, Director of Human Resources, Third Federal Savings and Loan; and

•	John P. Ringenbach, Chief Operating Officer, Third Federal Savings and Loan.

Each of the named executive officers is an officer of the Company and employed by Third Federal Savings and Loan. Of the total compensation paid to each named executive officer, a portion of such compensation is allocated as being paid by the Company while the remainder is allocated as being paid by Third Federal Savings and Loan. All discussion of compensation paid to the named executive officers refers to the combined amount of compensation paid by the Company and Third Federal Savings and Loan.

The compensation and benefits payable to the Company’s directors and executive officers are established by or under the supervision of the Committee. The Committee currently consists of three members, Robert A. Fiala (Chairman), Anthony J. Asher and William C. Mulligan, each of whom is an independent director within the meaning of the listing standards of the NASDAQ Stock Market, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The purposes of the Committee, among others, are to discharge our Board of Directors’ responsibilities relating to compensation of the Company’s directors and executive officers and to approve and evaluate the director and executive officer compensation plans, policies and programs of the Company. The Committee’s charter provides that the Committee will generally meet quarterly or as needed. During fiscal year 2009, the Committee held seven meetings. The agenda for each meeting is established by the Chairman of the Committee. The Committee generally invites the Company’s Director of Human Resources, and frequently invites other members of senior management and outside advisors, as necessary, to report on matters of interest to the Committee and to participate in its deliberations. In addition, the Committee meets in executive session without management at each meeting.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our named executive officers and other executives, the Committee is guided by the following philosophies and objectives:

•

We must attract, retain and motivate superior associates, including executives, for our flat business structure to be effective. Our flat business structure is intended to provide a framework for effective and prompt decision making, associate job satisfaction, the sharing of resources and the ability to respond quickly to changes in the marketplace.

•

Our compensation program should be competitive and comprehensive, consist of base salary, annual incentives, long-term incentives and benefits, and support our operating strategy of emphasizing teamwork and personal and professional enhancement through cross-training and efficiency.

•

Our compensation program should motivate and reward our executives for sustained performance through the use of performance-based cash and equity compensation tied to short, intermediate and long-term goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of stockholder value.

•	Our compensation program should be designed to eliminate any incentive for our executive officers to cause the Company to take undue risk.

Elements of Our 2009 Compensation Program for Named Executive Officers

The following elements were included in our compensation program for named executive officers during fiscal year 2009:

Element of Compensation	Associates Covered	Description	Key Objectives Promoted

Annual Compensation
• Base Salary	All salaried associates	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Semi-Annual Performance Based Cash Bonuses for Named Executive Officers	5 executives	Variable cash bonuses. Bonuses for the named executive officers are based on the net income of the Company and subject to reductions if certain pre-established performance goals are not achieved over the two semi-annual periods of the fiscal year.	Designed to motivate and reward achievement of short-term financial, operational and strategic business goals.

Long-Term Compensation
• Stock Options	5 executives and 1 associate	Right to purchase common stock at a set price for a period of time after the right vests.	Designed to be market competitive, motivate and reward achievement of stock price growth, and align associates’ interests with those of the Company’s stockholders. Also designed to retain executives.

• Restricted Stock Units	5 executives and 1 associate	Units representing a right to receive shares of common stock that vest as a result of continued employment for a stated period of time.	Designed to retain executives, motivate and reward achievement of stock price growth and align associates’ interests with those of the Company’s stockholders.

Other Compensation Elements
• Third Federal Savings Retirement Plan	Approximately 720 associates	Company funded defined benefit retirement plan provided to associates; the amount of the benefit depends on an associate’s years of service with the Company and average annual compensation. The plan was closed to new associates as of December 31, 2002.	Designed to be market competitive and enable the Company to retain talented associates who are eligible to participate.

Element of Compensation	Associates Covered	Description	Key Objectives Promoted
• Third Federal Savings 401(k) Plan	All associates	A 401(k) retirement savings plan that enables associates to defer up to 75% of their compensation with a Company matching contribution of up to 4% of an associate’s contributions. The Plan also provides profit sharing contributions as determined by the Board. The Company also makes contributions to the Plan on behalf of associates not participating in the Third Federal Savings Retirement Plan as determined by the Board.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Benefit Equalization Plan	5 executives	A retirement savings plan that enables executives to defer a portion of their cash compensation and provides Company matches and profit sharing contributions that would have been payable under the 401(k) plan, but for certain limits established by law.	Designed to enable the Company to attract and retain talented executives.

• Associate Stock Ownership Plan	All associates	A plan that enables our associates to acquire shares of common stock of the Company.	Designed to help align associates’ interests with those of the Company’s stockholders.

• Other Benefits	All associates	Health, life and disability insurance benefits.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Perquisites	5 executives and 2 associates	Personal benefits provided to executives, such as financial, retirement and estate planning programs, a personal health management program, and a company car program.	Designed to be market competitive and to facilitate associates’ attention to the Company’s business.

Compensation Setting Process

On an annual basis, the Committee reviews and recommends compensation levels for executive officers based on the Company’s performance, the performance of the executive officers as a group, individual performance and experience and market comparisons.

For fiscal year 2009, the Company retained the Compensation Consultant to assist the Committee in its process of reviewing its comparator group of companies, reviewing the compensation programs of the members of the comparator group and making recommendations and providing advice with respect to the compensation of the Company’s executive officers.

In fiscal year 2009, due to the financial crisis and its impact on the financial industry, the Committee reviewed pay information for two comparator groups. The first group was similar to the 21 company peer group utilized in fiscal year 2008. However, at the time the analysis was performed, only 14 of the original 21 companies remained as separate publicly traded companies with seven of the companies having been acquired, closed by regulators, or filed for bankruptcy. As a result, in order to obtain more robust competitive information, the Committee reviewed pay information for a second peer group of 20 higher performing publicly traded thrifts and mortgage financing companies to facilitate sufficient comparisons with higher performing companies. The companies selected were the 20 highest ranked publicly traded thrifts and mortgage financing companies with assets ranging from $1 billion to $60 billion based upon one-year total shareholder return for calendar year 2008. The companies included in the first comparator group for fiscal year 2009 were as follows:

• BankAtlantic Bancorp.	• Flagstar Bancorp
• Capitol Federal Financial (MHC)	• MGIC Investment Corp.
• Centerline Holding Co.	• NewAlliance Bancshares, Inc.
• Corus Bankshares, Inc.	• Northwest Bancorp, Inc. (MHC)
• Doral Financial Corp.	• People’s United Financial
• FirstFed Financial Corp.	• Provident Financial Services, Inc.
• First Niagara Financial Group, Inc.	• Washington Federal, Inc.

The companies included in the second comparator group for fiscal year 2009 were as follows:

• Bank Mutual Corporation	• Hudson City Bancorp Inc.
• Beneficial Mutual Bancorp Inc.	• Kearny Financial Corp.
• Berkshire Hills Bancorp Inc.	• NewAlliance Bancshares, Inc.
• Brookline Bancorp Inc.	• Northwest Bancorp, Inc. (MHC)
• Capitol Federal Financial (MHC)	• Ocwen Financial Corp.
• Dime Community Bancshares Inc.	• People’s United Financial
• Federal Agriculture Mortgage Corp.	• Provident Financial Services, Inc.
• First Financial Holdings Inc.	• Provident New York Bancorp
• First Niagara Financial Group, Inc.	• Trustco Bank Corp. NY
• Flushing Financial Corp.	• WSFS Financial Corp.

Because fiscal year 2009 base salaries and bonuses were established at the end of fiscal year 2008, the comparator groups were used exclusively for purposes of evaluating fiscal year 2009 long-term incentive grants.

The Committee does not benchmark the named executive officers’ compensation against these comparator groups. For example, the Committee does not set compensation for our executives at a pre-determined level in relation to these groups, such as the median level of compensation reported by these groups, or by applying a formula to the compensation reported by these groups. Instead, as the first step in the compensation setting process, the Committee reviews the compensation data for the comparator groups to assess the competitiveness of the Company’s compensation programs and its ability to achieve the philosophies and objectives of its compensation programs.

In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, semi-annual performance-based cash bonuses, long-term incentives, associate benefits, costs of perquisites and any other form of compensation received from the Company. The Committee believes that the total compensation opportunity available to executive officers should consist of base salary, performance-based cash bonuses, long-term incentives, retirement and other associate benefits and perquisites, each of which is a common compensation component for executive officers at companies in the comparator group. The Committee has no mandatory policy for the allocation between base salary, semi-annual performance-based cash bonuses, and long-term incentives. For fiscal year 2009, the mix of pay continued to include significant long-term incentives in order to create a strong link between executive pay and long-term stockholder value creation and encourage long-term retention. To motivate and reward current-year performance, a significant percentage of total cash compensation for the Company’s executive officers, including the named executive officers, during fiscal year 2009 was allocated to semi-annual performance-based cash bonus awards.

As part of the compensation setting process, the Committee reviews with Mr. Stefanski the compensation data for his direct reports, and considers Mr. Stefanski’s recommendations for his direct reports. Mr. Stefanski’s review attributes significant weight to how the named executive officers performed as a team, rather than simple individual performance, because of the Company’s culture of rewarding teamwork. As a result, internal pay equity plays a significant role in the Committee’s analysis of compensation for the named executive officers and its final determination of compensation. In making its final determinations, the Committee was less focused on market pay for each individual executive officer (other than Mr. Stefanski), and more focused on how the aggregate pay of the named executive officers (other than Mr. Stefanski) compared to aggregate market values.

As Chairman and Chief Executive Officer, Mr. Stefanski’s compensation is significantly higher than that of the other named executive officers due to his scope of responsibility, his tenure and experience with the Company, his impact on the performance of the Company, and the competitive compensation levels for Chief Executive Officers of comparator companies. Mr. Stefanski also is an integral part of our marketing campaign as spokesman, and his family’s name is an important part of our brand image.

Elements of Compensation

The elements of the Company’s executive compensation program for fiscal year 2009 consisted of base salary; semi-annual performance-based cash bonuses; stock options; restricted stock units; retirement benefits in the form of a defined benefit pension plan, a qualified defined contribution plan with a profit-sharing component and non-qualified deferred compensation plans; an associate stock ownership plan; and life insurance, health insurance and other perquisites and personal benefits.

Base Salary.  The Company defines base salary as a “fixed” amount of money that associates, including the named executive officers, receive in exchange for sustained performance of job duties and responsibilities over time. Base salary is intended to provide the Company the ability to attract and retain the highest quality professionals in their fields. The Company reviews the base salary of its executive officers annually to determine competitiveness with the comparator group. Based on a comparison of base salaries of the named executive officers to comparable executives of companies in the previous comparator group completed late in 2008, the Committee, with advice from the Compensation Consultant, adjusted the base salaries of the named executive officers for fiscal year 2009. As a result, the base salary of each named executive officer during fiscal year 2009 was:

Named Executive Officer	Base Salary
Marc A. Stefanski	$1,080,000
John P. Ringenbach	$463,191
Marianne Piterans	$392,568
Ralph M. Betters	$372,265
David S. Huffman	$358,507

Semi-Annual Performance-Based Cash Bonuses for Named Executive Officers.  Under the TFS Financial Corporation Management Incentive Compensation Plan (“Management Incentive Plan”), the named executive officers are eligible to receive semi-annual performance-based cash bonuses. The potential bonuses under this plan are based upon more objective criteria than under the Company’s previous plans and are directly correlated to the net income of the Company during the applicable semi-annual period. This plan is intended to provide an incentive for superior performance and payout amounts that are competitive with the market. The Company believes that paying these bonuses on a semi-annual, rather than an annual, basis focuses associates on achieving goals throughout the year by recognizing and rewarding officers concurrently with their performance and contributions.

For fiscal year 2009, the bonuses under the Management Incentive Plan are primarily based upon objective criteria. This plan was structured to satisfy the requirements for the “performance-based compensation” exception to the $1,000,000 limitation on deductibility of compensation under Section 162(m) of the Code.

Under this plan for fiscal year 2009, bonuses were based on the net income of the Company, subject to certain adjustments. The amount of adjusted net income of the Company is used to establish an “incentive pool” that is distributed to the named executive officers. For purposes of establishing the “incentive pool,” net income is adjusted to eliminate the effect, positive or negative, of (i) unexpected events outside the control of the named executive officers relating to interest rate spreads on asset sales, taxes, regulatory assessments and pension or medical coverage charges and (ii) changes in accounting principles. For fiscal year 2009, if net income for the semi-annual period was less than $10 million then an incentive pool was not created and no bonuses were paid. For each semi-annual bonus period during the 2009 fiscal year, if net income equaled or exceeded $10 million, the incentive pool was determined based upon the following formula:

•	Nine percent (9%) of the first $10 million of net income was contributed to the incentive pool;

•	Five percent (5%) of the second $10 million of net income was contributed to the incentive pool;

•	Three percent (3%) of the third $10 million of net income was contributed to the incentive pool; and

•	One and a half percent (1.5%) of any net income in excess of $30 million was contributed to the incentive pool.

The Committee determined that for each semi-annual period of 2009 the incentive pool was to be distributed to the named executive officers in accordance with the following percentages:

Named Executive Officer	Percentage of Incentive Pool
Marc A. Stefanski	47.6%
John P. Ringenbach	15.3%
Marianne Piterans	13.0%
Ralph M. Betters	12.3%
David S. Huffman	11.8%

The maximum bonus payable to a named executive officer for a semi-annual period of fiscal year 2009 was $1,500,000.

In determining the actual bonus payment made to the named executive officers, the Committee has negative discretion to reduce the amount payable from the incentive pool to the officers. The measures established for fiscal year 2009 to be considered when determining whether to implement a reduction in the bonus amounts are the following: (i) expense control, (ii) credit risk, (iii) interest rate risk, (iv) associate evaluations, (v) turnover and (vi) customer satisfaction. The Committee considers performance with respect to all established measures as a group, rather than assigning any specific weighting to each individual measure. By retaining the ability to reduce the bonus pool based on credit risk measures and interest rate risk measures, the Committee believes that the bonus program is designed to eliminate any incentive for the executive officers to cause the Company to take undue risk.

At the time the bonuses for the first semi-annual period were approved, the Company’s net income for the first semi-annual period during fiscal year 2009 was $16.887 million, resulting in an incentive pool of $1.244 million. The Committee believed actual performance with respect to the negative discretion measures as a group exceeded expectations during the first semi-annual period in fiscal year 2009. In assessing such performance, the Committee requested and received advisory input from Mr. Stefanski. The Committee did not reduce the amount of the incentive pool for the first semi-annual period in fiscal year 2009.

On April 29, 2009 after approval of the bonuses for the first semi-annual period, a decision was made to increase the Company’s allowance for loan losses by $10 million for the quarter ended March 31, 2009 because of an unprecedented level of net charge-offs and the uncertain economic times that face many of our customers. As a result, the net income used for purposes of establishing the incentive pool for the first semi-annual period of fiscal year 2009 was adjusted by $6.5 million after taxes. However, in light of the Company’s performance relative to its peers during the financial crisis, the Committee decided not to reduce the total bonuses that were previously approved and decided to apply the $6.5 million after-tax adjustment to net income to the semi-annual period ended September 30, 2009. For the first semi-annual period, the difference between the bonuses awarded and the amount of bonuses that would have been awarded had the incentive pool been adjusted downward was treated as discretionary bonuses for the named executive officers for purposes of tax deductibility under Section 162(m) of the Code. As a result the total bonus for each named executive officer for the first semi-annual period during 2009 was allocated as follows:

Named Executive Officer	Performance Bonus	Discretionary Bonus	Total Bonus
Marc A. Stefanski	$443,156	$148,988	$592,144
John P. Ringenbach	$142,443	$47,889	$190,332
Marianne Piterans	$121,030	$40,690	$161,720
Ralph Betters	$114,513	$38,499	$153,012
David S. Huffman	$109,858	$36,934	$146,792

No bonuses were paid to the named executive officers for the second semi-annual period because net income of the Company for the period did not exceed the $10 million threshold necessary to establish an incentive pool.

The total dollar amount of bonuses approved for the named executive officers for fiscal year 2009 was as follows:

	Bonus ($)
Named Executive Officer	10/1/2008- 3/31/2009	4/1/2009- 9/30/2009	Total
Marc A. Stefanski	$592,144	$0	$592,144
John P. Ringenbach	$190,332	$0	$190,332
Marianne Piterans	$161,720	$0	$161,720
Ralph Betters	$153,012	$0	$153,012
David S. Huffman	$146,792	$0	$146,792

Long-Term Incentives.  Fiscal year 2009 represented the second year in which we awarded equity grants under the TFS Financial Corporation 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). The objectives of the equity grants are to:

•	Link executive compensation and our long-term stock price performance;

•	Better align our executives’ interests with our stockholders’ interests; and

•	Provide opportunity for long-term compensation that is competitive with comparator companies and sufficient to attract and retain executive talent to effectively manage our business.

In developing our grant sizes for long-term incentive awards to named executive officers in fiscal year 2009, the following were considered:

•	The competitive pay analyses of the two comparator peer groups previously mentioned;

•	Each executive’s role within our Company; and

•	The cost and share usage associated with the proposed grants and grants made in fiscal year 2008.

The long-term incentive awards granted in fiscal year 2009 were intended to motivate our executives to create long-term stock price growth; to align the executives’ interests with our stockholders’ interests; and to encourage retention of executives for a long period of time.

Stock Options.  Stock options were included in the grants to link compensation to stock price appreciation and to support our growth objectives. In order to support retention and reward executives for stock performance over a longer horizon, the options vest 33 1/3% annually over a three year period starting on the first anniversary of their grant, and remain exercisable until the tenth anniversary of their grant.

Restricted Stock Units.  Restricted stock unit awards are designed to support executive retention and increase share ownership, which aligns the recipient’s interests with our stockholders’ interests. The restricted stock units will vest 25% annually over a four year period starting on the first anniversary of their grant. The restricted stock units were granted with dividend equivalents that pay cash to the holder at the same time and to the same extent stockholders receive any dividends.

The Committee made the following grants to the named executive officers on May 12, 2009:

Named Executive Officer	Number of Stock Options	Stock Option Exercise Price	Number of Restricted Stock Units
Marc A. Stefanski	299,600	$11.96	33,400
John P. Ringenbach	37,500	$11.96	4,200
Marianne Piterans	37,500	$11.96	4,200
Ralph Betters	37,500	$11.96	4,200
David S. Huffman	37,500	$11.96	4,200

Additional information with respect to the grants to each named executive officer is included under the “Grants of Plan-Based Awards Table For Fiscal Year 2009” on page 22.

Stock Option Granting Practices.  In May 2009, the Committee granted stock options and restricted stock units to our named executive officers as previously discussed for fiscal year 2009. The exercise price for the stock options was equal to the fair market value of a share of our common stock on the date of grant, which was the closing price of our common stock on NASDAQ on the date of the Board of Directors meeting at which the award was approved. The exercise price for future grants of stock options is expected to be determined in the same manner.

Retirement Benefits.  In addition to the 401(k) Plan and the ASOP, with respect to which the Company’s contributions on behalf of the named executive officers are included in the “Summary Compensation Table” on page 20, each of the Company’s executive officers, including the named executive officers, is eligible to participate in the retirement plans discussed below. The Committee believes these plans provide financial security that promotes retention.

Retirement Plan.  Third Federal Savings and Loan sponsors a defined benefit retirement plan for associates, the Third Federal Savings Retirement Plan (the “Retirement Plan”), and each of the named executive officers participates in the Retirement Plan. Prior to January 1, 2003, an associate became eligible to participate in the Retirement Plan on the first day of the calendar quarter coinciding with or following the date he had both attained age 21 and been credited with a year of eligibility service. The Retirement Plan has been closed to new associates; however, individuals who were already participants in the Retirement Plan on December 31, 2002 continue to accrue benefits under the terms of the Retirement Plan. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation multiplied by the participant’s years of benefit service. In the event a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. For these purposes, average annual compensation means the average compensation for each calendar year of employment other than years prior to participation in the Retirement Plan and years in which a participant has less than 1,000 hours of employment, that is, average annual compensation generally is based on the participant’s average compensation over the participant’s career with the Company. Compensation is defined as wages reported on Form W-2, including salary reduction contributions to the 401(k) Plan and flexible benefits plan and excluding certain reimbursements or special amounts such as expense allowances, fringe benefits, moving expenses and welfare benefits. In the event of retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month of deferral after reaching normal retirement age. The normal form of benefit payment is a monthly payment over the longer of the participant’s lifetime or ten years, and, in the event of the participant’s death, payment to the participant’s beneficiary for the remainder of the ten-year term. Additional information with respect to each named executive officer’s participation in the Retirement Plan is included under “- Pension Benefits” on page 24.

Executive Retirement Benefit Plan.  Prior to October 1, 2008, the Company credited amounts to accounts of participants in the Third Federal Savings and Loan Association MHC and Subsidiaries Executive Retirement Benefit Plan (the “Executive Retirement Benefit Plan”) at the end of each quarter. Effective October 1, 2008, the Company will no longer make quarterly contributions to accounts under the Executive Retirement Benefit Plan. Amounts shown as contributions in “All Other Compensation” in the “Summary Compensation Table” and the “Non-Qualified Deferred Compensation” table represent contributions with respect to the fourth fiscal quarter of 2008. Account balances under the Executive Retirement Benefit Plan continue to be deferred. Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds at the end of each calendar quarter. For the fiscal year ended September 30, 2009, the rate credited was 2.25%.

Each of the named executive officers is vested in his or her account. The participant’s account balance will be distributed to the participant (or the participant’s beneficiary) in the form elected by the participant following separation from service due to death, disability, normal retirement or separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum distribution. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plans.

Additional information with respect to each named executive officer’s participation in an Executive Retirement Benefit Plan is included under “- Non-Qualified Deferred Compensation” on page 24.

Benefit Equalization Plan.  Third Federal Savings and Loan maintains the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”) for the purpose of providing benefits to certain executive officers, including each of the named executive officers, that would have been payable under the 401(k) Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Code. The named executive officers are the only participants in the Benefit Equalization Plan. Under this plan, a participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Plan. A participant under the plan is eligible to receive a matching contribution with respect to his or her elective deferrals and a profit-sharing contribution in an amount equal to that which he or she would have received under the 401(k) Plan but for the compensation limits, reduced by the profit-sharing contribution allocated to the participant under the 401(k) Plan for such year. A participant is always 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in ten annual installments.

Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds at the end of each calendar quarter. For the fiscal year ended September 30, 2009, the rate credited was 2.25%.

The participant’s account balance will be distributed to the participant (or the participant’s beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. At the request of a participant who has an unforeseeable emergency, the board of directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may, but is not required to, establish rabbi trusts to provide a source of payment of obligations under the plan.

Additional information with respect to each named executive officer’s participation in the Benefit Equalization Plan is included under “- Non-Qualified Deferred Compensation” on page 24.

Other Benefits.  Third Federal Savings and Loan sponsors medical and dental insurance plans for its associates, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. The named executive officers participate in these plans. In addition, Third Federal Savings and Loan provides the following benefits:

Executive Life Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters, whereby the individual executives have acquired insurance policies on their lives and have transferred such policies to life insurance trusts. Third Federal Savings and Loan pays a bonus to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay the taxes due on the premium payments. The amounts of the bonus and gross-up are included under “All Other Compensation” in the “Summary Compensation Table” on page 20. The death benefits under the insurance policies are as follows: $6.0 million for Mr. Stefanski and $1.5 million for each of Messrs. Ringenbach and Betters.

Executive Disability Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Disability Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters and Ms. Piterans, whereby the individual executives have acquired individual disability policies and Third Federal Savings and Loan pays bonuses to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year-end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay any taxes due on the bonuses. The amounts of the bonus and gross-up are included under “All Other Compensation” in the “Summary Compensation Table” on page 20.

Financial, Retirement and Estate Planning Program.  Third Federal Savings and Loan sponsors the Financial, Retirement and Estate Planning Program for certain of its executive officers, including the named executive officers, and one additional associate director. Individuals designated by the Board of Directors are eligible to participate in the program during the year in which they are designated and during the two succeeding years. For the year ended September 30, 2009, each of the named executive officers and director Bernard Kobak, who is also a part-time associate, were designated by the Board of Directors to participate in the program, and Messrs. Stefanski, Ringenbach, Betters and Kobak participated. Under the program, a participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $40,000 in any one calendar year. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 20.

Personal Health Management Program.  Third Federal Savings and Loan also has implemented a personal health management program for the named executive officers that offers participants the opportunity to have annual medical examinations and health risk appraisals on a regular basis. Mr. Betters participated in the executive physical program during the year ended September 30, 2009. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 20.

Company Car Program.  Third Federal Savings and Loan sponsors a company car program under which members of executive management designated by the Chief Executive Officer are provided a new company car and other staff members designated by the Chief Executive Officer receive an assigned company car or have the opportunity to use a company vehicle or receive a gasoline credit card. Messrs. Stefanski and Kobak have each been provided with a company car under the program. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage. The value of the benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 20.

Supplemental Executive Split Dollar Life Insurance.  Third Federal Savings and Loan maintains supplemental life insurance coverage for the named executive officers through an endorsement split dollar life insurance program. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives, as follows: $4.7 million for Mr. Stefanski; $4.0 million for Mr. Ringenbach; and $2.0 million for each of Messrs. Betters and Huffman and Ms. Piterans. No other executives currently participate in the endorsement split dollar program. The amount of insurance premiums paid with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 20.

Employment Agreements and Severance Policy

The Company is not party to an employment agreement or severance agreement with any of the named executive officers. The Company has a policy to review severance for its associates, including the named executive officers, on a case-by-case basis. However, the 2008 Equity Incentive Plan provides for acceleration of vesting of awards upon the occurrence of certain terminations or a change in control. See “- Potential Payments upon Termination or Change in Control” on page 25.

Deductibility of Compensation

The Committee considers Section 162(m) of the Code, which provides certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company’s named executive officers, in determining compensation of the named executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining the discretion needed to compensate executive officers in a manner commensurate with performance and retention. The Company believes that all compensation paid to named executive officers other than Mr. Stefanski during the fiscal year 2009 was fully deductible. A portion of Mr. Stefanski’s salary, his discretionary bonus and insurance-related bonuses as well as dividend equivalents paid by the Company with respect to his restricted stock units and amounts paid by the Company for life insurance, financial planning and tax gross ups were not deductible. The Company expects that a portion of Mr. Stefanski’s compensation for fiscal year 2010 will not be deductible.

Stock Ownership Guidelines

While many of the Company’s executive officers, including the named executive officers, invested a significant amount of money in the Company’s shares during its initial public offering and have acquired shares on the open market and through the 401(k) Plan since the public offering, the Company does not have specific guidelines regarding stock ownership for its executive officers. The Committee believes that shares acquired by the executive officers and the stock option and restricted stock unit awards made in 2008 and 2009 appropriately align the interests of executive officers with the interests of the Company’s stockholders.

Summary Compensation Table

The following table summarizes the compensation earned during fiscal year 2009, 2008 and 2007 by each of the Company’s named executive officers who served as of September 30, 2009. Additional information concerning compensation is included under “- Compensation Disclosure and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Marc A. Stefanski,	2009	1,080,000	148,988	1,116,280	1,244,664	443,156	75,071	250,894	4,359,053
President and Chief Executive Officer	2008	900,000	900,000	179,112	191,007	—	113,893	426,262	2,710,274
	2007	900,000	900,000	—	—	—	124,758	453,989	2,378,747

John P. Ringenbach,	2009	463,191	47,889	146,660	150,127	142,443	57,968	142,648	1,150,926
Chief Operating Officer	2008	367,992	367,992	22,893	22,278	—	79,524	187,059	1,047,738
	2007	367,992	367,992	—	—	—	88,711	188,254	1,012,949

Marianne Piterans,	2009	392,568	40,690	59,572	69,630	121,030	55,353	60,123	798,966
Director of Human Resources	2008	306,580	306,580	9,057	9,548	—	75,877	92,623	800,265
	2007	306,580	306,580	—	—	—	84,032	93,122	790,314

Ralph M. Betters,	2009	372,265	38,499	87,647	92,545	114,513	49,818	98,247	853,534
Chief Information Officer	2008	288,926	288,926	13,736	13,367	—	72,268	124,374	801,597
	2007	288,926	288,926	—	—	—	81,558	127,480	786,890

David S. Huffman,	2009	358,507	36,934	75,874	81,087	109,858	52,251	50,709	765,220
Chief Financial Officer	2008	276,964	276,964	11,774	11,457	—	70,542	78,690	726,391
	2007	276,963	276,964	—	—	—	77,305	79,873	711,105

(1) The amounts reported include amounts deferred under the 401(k) Plan and the Benefits Equalization Plan by Messrs. Stefanski, Ringenbach, Betters and Huffman and Ms. Piterans of $51,298, $45,459, $52,487, $38,760 and $37,724, respectively, for the fiscal year ended September 30, 2009 and $78,300, $40,757, $35,844, $34,432 and $34,475, respectively, for the fiscal year ended September 30, 2008, and $81,473, $39,606, $33,281, $32,324 and $34,693, respectively, for the fiscal year ended September 30, 2007.

(2) Bonuses paid to named executive officers on a discretionary basis. Additional information with respect to these bonuses is included under “- Compensation Discussion and Analysis.”

(3) The amounts reported in this column reflect the dollar amount recognized for financial statement purposes for the fiscal years ended September 30, 2009 and September 30, 2008, in accordance with FAS 123(R), of awards pursuant to the 2008 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended September 30, 2009, filed with the SEC on November 27, 2009.

(4) The amounts reported in this column reflect the dollar amount recognized for financial statement purposes for the fiscal years ended September 30, 2009 and September 30, 2008, in accordance with FAS 123(R), of awards pursuant to the 2008 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, filed with the SEC on November 27, 2009.

(5) Semi-annual performance-based bonuses paid if performance objectives are satisfied. Additional information with respect to these bonuses is included under “- Compensation Discussion and Analysis” and “Grants of Plan-Based Awards for Fiscal Year 2009.”

(6) The amounts reported include the aggregate change in the actuarial present value of the named executive officer’s benefit under the Retirement Plan during the fiscal years ended September 30, 2009, September 30, 2008, and September 30, 2007, respectively, and non-qualified deferred compensation earnings for the fiscal years ended September 30, 2009, September 30, 2008, and September 30, 2007, respectively, under the named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan.

(7) The following table lists the various components of compensation paid to the named executive officers and comprising “All Other Compensation” in the Summary Compensation Table above:

All Other Compensation

Name	Year	401(k) Plan Company Match ($)	ASOP Company Contributions ($)	Benefit Equalization Plan Company Contribution ($)	Executive Retirement Benefit Plan Company Contribution ($)	Supplemental Executive Split Dollar Life Insurance ($)	Executive Life Insurance Bonus Program ($)	Executive Disability Insurance Bonus Program ($)	Tax Gross-Ups ($)(1)	Perquisites and Other Personal Benefits ($)(2)	Total All Other Compensation ($)
Marc A. Stefanski	2009	9,800	11,025	37,745	41,538	5,558	39,000	2,041	65,073	39,114	250,894
	2008	9,200	12,969	62,800	180,000	6,389	39,000	2,041	76,203	37,660	426,262
	2007	9,000	15,000	62,306	179,990	6,028	39,000	2,041	85,169	55,455	453,989

John P. Ringenbach	2009	9,800	11,025	22,719	12,738	6,594	23,000	4,587	39,685	12,500	142,648
	2008	9,200	9,511	20,239	55,207	7,462	23,000	4,587	45,353	12,500	187,059
	2007	9,000	11,000	20,439	55,207	6,833	23,000	4,587	39,888	18,300	188,254

Marianne Piterans	2009	9,800	11,025	17,617	10,612	2,429	—	3,554	5,086	—	60,123
	2008	9,200	10,375	15,326	45,987	2,789	—	3,554	5,392	—	92,623
	2007	9,000	11,000	15,526	46,145	2,635	—	3,554	5,262	—	93,122

Ralph M. Betters	2009	9,800	11,025	16,131	10,001	2,803	19,700	3,038	21,713	4,036	98,247
	2008	9,200	10,375	13,914	43,338	2,961	19,700	3,038	21,848	—	124,374
	2007	9,000	12,000	14,114	43,347	2,791	19,700	3,038	23,490	—	127,480

David S. Huffman	2009	9,800	11,025	15,111	9,587	2,803	—	—	2,383	—	50,709
	2008	9,200	9,511	12,957	41,544	2,961	—	—	2,517	—	78,690
	2007	9,000	11,000	13,157	41,552	2,791	—	—	2,373	—	79,873

(1) These amounts represent bonuses paid to the named executive officers to compensate them for taxes they were required to pay on bonuses paid under the Company’s Executive Life Insurance Bonus Program, Executive Disability Insurance Bonus Program, Supplemental Executive Life Insurance Program and all other perquisites and personal benefits.

(2) The following table lists certain perquisites and other personal benefits provided to the named executive officers and comprising “Perquisites and Other Personal Benefits” in the “All Other Compensation” Table above:

Name	Year	Financial Retirement Estate Planning $		Executive Physical Program $	Personal Use of Company Car $	Home Security $	Club Dues $	Total Perquisites and Other Personal Benefits $
Marc A. Stefanski	2009	26,379		—	4,945	4,100	3,690	39,114
	2008	25,000		—	5,730	3,240	3,690	37,660
	2007	40,661	(1)	—	7,864	3,240	3,690	55,455

John P. Ringenbach	2009	12,500		—	—	—	—	12,500
	2008	12,500		—	—	—	—	12,500
	2007	18,300		—	—	—	—	18,300

Ralph M. Betters	2009	2,500		1,536	—	—	—	4,036

(1) Reflects payments made during the 2007 fiscal year. The plan operates on a calendar year basis.

The following table summarizes plan-based awards granted during fiscal year 2009:

Grants of Plan-Based Awards for Fiscal Year 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise of Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc A. Stefanski	3/31/2009	428,400	—	1,500,000	—	—	—	—	—	—	—
	9/30/2009	428,400	—	1,500,000	—	—	—	—	—	—	—
	5/12/2009	—	—	—	—	—	—	33,400	—	—	399,464
	5/12/2009	—	—	—	—	—	—	—	299,600	11.96	710,052

John P. Ringenbach	3/31/2009	137,700	—	1,500,000	—	—	—	—	—	—	—
	9/30/2009	137,700	—	1,500,000	—	—	—	—	—	—	—
	5/12/2009	—	—	—	—	—	—	4,200	—	—	50,232
	5/12/2009	—	—	—	—	—	—	—	37,500	11.96	88,875

Marianne Piterans	3/31/2009	117,000	—	1,500,000	—	—	—	—	—	—	—
	9/30/2009	117,000	—	1,500,000	—	—	—	—	—	—	—
	5/12/2009	—	—	—	—	—	—	4,200	—	—	50,232
	5/12/2009	—	—	—	—	—	—	—	37,500	11.96	88,875

Ralph M. Betters	3/31/2009	110,700	—	1,500,000	—	—	—	—	—	—	—
	9/30/2009	110,700	—	1,500,000	—	—	—	—	—	—	—
	5/12/2009	—	—	—	—	—	—	4,200	—	—	50,232
	5/12/2009	—	—	—	—	—	—	—	37,500	11.96	88,875

David S. Huffman	3/31/2009	106,200	—	1,500,000	—	—	—	—	—	—	—
	9/30/2009	106,200	—	1,500,000	—	—	—	—	—	—	—
	5/12/2009	—	—	—	—	—	—	4,200	—	—	50,232
	5/12/2009	—	—	—	—	—	—	—	37,500	11.96	88,875

(1) Amounts reflect award opportunities the Company granted under its semi-annual performance-based cash bonus program for 2009 based on the adjusted net income of the Company during such periods. The amount of the bonus earned by each named executive officers is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See the “Semi-Annual Performance-Based Cash Bonuses for Named Executive Officers” section on page 10 for additional information on the terms of these awards.

(2) See page 10 for additional information on the terms of these awards.

(3) See page 10 for additional information on the terms of these awards.

(4) Based on the closing price for a share of the Company’s common stock on the date of grant, May 12, 2009.

(5) Calculated (a) for option awards, by multiplying the number of options granted by $2.37, the value of an option on the date of grant calculated in accordance with the Black-Scholes option-pricing model, and (b) for stock awards, by multiplying the number of shares of stock underlying the award by $11.96, the closing price for a share of the Company’s common stock on the date of grant.

The following table summarizes outstanding option awards and stock awards as of the end of fiscal year 2009:

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (#)
Marc A. Stefanski	0	2,530,700	—	11.74	8/10/2018	701,800	8,351,420	—	—
	0	299,600	—	11.96	5/12/2019	33,400	397,460	—	—

John P. Ringenbach	0	126,500	—	11.74	8/10/2018	35,100	417,690	—	—
	0	37,500	—	11.96	5/12/2019	4,200	49,980	—	—

Marianne Piterans	0	126,500	—	11.74	8/10/2018	35,100	417,690	—	—
	0	37,500	—	11.96	5/12/2019	4,200	49,980	—	—

Ralph M. Betters	0	126,500	—	11.74	8/10/2018	35,100	417,690	—	—
	0	37,500	—	11.96	5/12/2019	4,200	49,980	—	—

David S. Huffman	0	126,500	—	11.74	8/10/2018	35,100	417,690	—	—
	0	37,500	—	11.96	5/12/2019	4,200	49,980	—	—

(1) The following table sets forth the vesting schedule for unexercisable stock options:

Date	Stefanski	Ringenbach	Piterans	Betters	Huffman
5/12/2010	99,866	12,500	12,500	12,500	12,500
5/12/2011	99,867	12,500	12,500	12,500	12,500
5/12/2012	99,867	12,500	12,500	12,500	12,500
8/11/2012	632,675	31,625	31,625	31,625	31,625
8/11/2013	632,675	31,625	31,625	31,625	31,625
8/11/2014	632,675	31,625	31,625	31,625	31,625
8/11/2015	632,675	31,625	31,625	31,625	31,625

(2) The following table sets forth the vesting schedule for restricted stock units not yet vested:

Date	Stefanski	Ringenbach	Piterans	Betters	Huffman
5/12/2010	8,350	1,050	1,050	1,050	1,050
5/12/2011	8,350	1,050	1,050	1,050	1,050
8/11/2011	70,180	3,510	3,510	3,510	3,510
5/12/2012	8,350	1,050	1,050	1,050	1,050
8/11/2012	70,180	3,510	3,510	3,510	3,510
5/12/2013	8,350	1,050	1,050	1,050	1,050
8/11/2013	70,180	3,510	3,510	3,510	3,510
8/11/2014	70,180	3,510	3,510	3,510	3,510
8/11/2015	70,180	3,510	3,510	3,510	3,510
8/11/2016	70,180	3,510	3,510	3,510	3,510
8/11/2017	70,180	3,510	3,510	3,510	3,510
8/11/2018	210,540	10,530	10,530	10,530	10,530

(3) Based on the closing price for a share of the Company’s common stock as of September 30, 2009, of $11.90 per share.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements:

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit as of September 30, 2009 ($)	Payments During Last Fiscal Year ($)
Marc A. Stefanski	Third Federal Savings Retirement Plan	25.667	1,142,835	—

John P. Ringenbach	Third Federal Savings Retirement Plan	14.583	793,638	—

Marianne Piterans	Third Federal Savings Retirement Plan	15.000	771,837	—

Ralph M. Betters	Third Federal Savings Retirement Plan	16.333	883,445	—

David S. Huffman	Third Federal Savings Retirement Plan	14.917	744,601	—

For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, please see footnote 13 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed on November 27, 2009. Additional information concerning this plan is provided under “- Compensation Discussion and Analysis.”

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during fiscal year 2009 made by each named executive officer under such named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan, which are not tax-qualified:

Non-Qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Fiscal Year 2009 ($)	Company Contributions in Fiscal Year 2009(1) ($)	Aggregate Earnings in Fiscal Year 2009 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of September 30, 2009 ($)
Marc A. Stefanski	Executive Retirement Benefit Plan	—	41,538	14,142	—	533,272
	Benefit Equalization Plan	29,437	37,745	24,620	—	947,461
	Total	29,437	79,283	38,762	—	1,480,733

John P. Ringenbach	Executive Retirement Benefit Plan	—	12,738	4,335	—	163,452
	Benefit Equalization Plan	23,598	22,719	9,692	—	386,638
	Total	23,598	35,457	14,027	—	550,090

Marianne Piterans	Executive Retirement Benefit Plan	—	10,612	3,609	—	136,104
	Benefit Equalization Plan	30,626	17,617	7,325	—	301,529
	Total	30,626	28,229	10,934	—	437,633

Ralph M. Betters	Executive Retirement Benefit Plan	—	10,001	3,405	—	128,408
	Benefit Equalization Plan	16,900	16,131	4,434	—	181,291
	Total	16,900	26,132	7,839	—	309,699

David S. Huffman	Executive Retirement Benefit Plan	—	9,587	3,259	—	122,910
	Benefit Equalization Plan	15,863	15,111	3,979	—	163,033
	Total	15,863	24,698	7,238	—	285,943

(1) The Executive Retirement Benefit Plan was closed to additional contributions as of October 1, 2008. However, the contributions for the fourth fiscal quarter of 2008 were made in the first fiscal quarter of 2009.

All amounts reflected in the “Company Contributions in Fiscal Year 2009” and the “Aggregate Earnings in Fiscal Year 2009” columns are reported as compensation in the “Summary Compensation Table” on page 20.

Potential Payments Upon Termination or Change in Control

The award agreements for stock options and restricted stock units granted under the 2008 Equity Incentive Plan provide for immediate vesting in full of those awards upon (a) termination of the named executive officer’s employment as a result of death, disability (as defined by the U.S. Social Security Administration) or retirement or (b) a change in control of the Company. Any unvested portion of an award is forfeited if the named executive officer’s employment is terminated other than as a result of death, disability or retirement. The following table sets forth the value of all unvested awards for which vesting would accelerate assuming a hypothetical termination or change in control occurring on September 30, 2009.

Named Executive Officer	Death ($)	Disability ($)	Retirement ($)	Change in Control ($)
Marc A. Stefanski

Stock Options(1)	404,912	404,912	404,912	404,912

Restricted Stock Units(2)	8,748,880	8,748,880	8,748,880	8,748,880

All Other Named Executive Officers

Stock Options(1)	20,240	20,240	20,240	20,240

Restricted Stock Units(2)	467,670	467,670	467,670	467,670

(1) Based on the difference between the closing price for a share of Company common stock on September 30, 2009 of $11.90 and an option exercise price of $11.74 per share for options granted in 2008. Options granted in 2009 have an exercise price greater than $11.90.

(2) Based on the closing price for a share of Company common stock on September 30, 2009, of $11.90.

Under the 2008 Equity Incentive Plan, a change in control occurs upon any of the following: (a) any person (other than Third Federal Savings and Loan Association of Cleveland, MHC and certain other parties) becomes the beneficial owner of at least 25% of our common stock; (b) our incumbent directors (as defined below) cease to constitute a majority of the board of directors; (c) a merger or similar transaction involving the Company (other than (i) a merger or similar transaction that results in our common stock continuing to represent at least 50% of the voting power of the entity surviving the transaction, or (ii) a second-step conversion of Third Federal Savings and Loan Association of Cleveland, MHC) is consummated; (d) the Company’s stockholders approve a plan of complete liquidation of the Company; (e) a sale, liquidation or other disposition of all or substantially all of the Company’s assets is consummated; (f) a party makes a successful tender offer for at least 25% of the shares of our common stock; or (g) a potential change in control occurs and a majority of the Board of Directors and two-thirds of the incumbent directors deem that such event constitutes a change in control. Under the 2008 Equity Incentive Plan, the incumbent directors are defined as directors serving on our Board of Directors as of May 29, 2008 and any successor directors approved (a) by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors, or (b) by a nominating committee the members of which were approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

A potential change in control occurs upon any of the following: (a) a public announcement by any person of an intention to take actions which, if consummated, would constitute a change in control; (b) one or more transactions result in a change in control within the meaning of the Home Owners’ Loan Act, as amended; or (c) a proxy statement soliciting proxies from the Company’s stockholders is filed seeking stockholder approval of a plan of reorganization, merger, consolidation or similar transaction involving the Company and another entity, but only if such transaction has not been approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

Under the award agreements granted under the 2008 Equity Incentive Plan, a named executive officer can retire after any of the following occur: (a) he or she reaches age 65; or (b) he or she reaches age 62 and has completed 15 years of continuous service as an employee.

The named executive officers also would receive, upon any termination of employment, benefits under the Retirement Plan, the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Pension Benefits” and “- Non-Qualified Deferred Compensation.” Upon a change in control, the named executive officers would receive payments under the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “- Non-Qualified Deferred Compensation.”

DIRECTOR COMPENSATION

For fiscal year 2009, directors of the Company were paid an annual retainer of $25,000, in monthly installments, and directors of Third Federal Savings and Loan were paid an annual retainer of $25,000, also in monthly installments. Members of our Audit Committee and Compensation Committee were paid $1,000 per Audit Committee or Compensation Committee meeting attended, and committee chairs were paid an additional $10,000 annually in quarterly installments. All of our directors are also directors of Third Federal Savings and Loan. Mr. Stefanski and Ms. Piterans do not receive fees for their service as directors.

Each director of the Company, other than Mr. Stefanski and Ms. Piterans, was granted 50,000 restricted stock units on August 11, 2008. These restricted stock units vest in equal installments over a five-year period, commencing one year from the date of the grant (August 11, 2009). These restricted stock units are settled in shares of our common stock upon vesting. The vesting of these restricted stock units accelerates (a) upon death, disability, or retirement, or (b) following a change in control (as such terms are defined in the 2008 Equity Incentive Plan or the form of award agreement). For purposes of these awards to the directors, retirement is defined as cessation of board service other than for cause after attaining age 72. The restricted stock units, including those that are unvested, are entitled to dividend equivalent rights. Dividend equivalent rights represent the right to receive cash payments on our dividend payment date equal in value to the amount of any cash dividend paid per share of common stock of the Company, multiplied by the number of shares of stock underlying the restricted stock units.

The following table sets forth the compensation paid to the directors of the Company during fiscal year 2009:

Name	Fees Earned or Paid ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony J. Asher	37,000	320,182	25,000	382,182

Thomas J. Baird	27,000	117,400	25,000	169,400

Martin J. Cohen	30,000	117,400	25,000	172,400

Robert A. Fiala	42,000	117,400	25,000	184,400

John J. Fitzpatrick	27,000	135,462	25,000	187,462

James S. Gascoigne	25,000	117,400	25,000	167,400

Bernard S. Kobak(4)	25,000	0	101,203	126,203

William C. Mulligan	45,000	117,400	25,000	187,400

Paul W. Stefanik	29,000	0	25,000	54,000

Anthony W. Zepp(5)	8,250	0	6,250	14,500

(1) The following table sets forth each director’s annual retainer and committee fees:

Name	Director Since	Annual Retainer ($)	Committee Fees ($)
Anthony J. Asher	2008	25,000	12,000

Thomas J. Baird	2005	25,000	2,000

Martin J. Cohen	2006	25,000	5,000

Robert A. Fiala(6)	2005	25,000	17,000

John J. Fitzpatrick	2006	25,000	2,000

James S. Gascoigne	1995	25,000	0

Bernard S. Kobak	1993	25,000	0

William C. Mulligan(6)	2007	25,000	20,000

Paul W. Stefanik	1993	25,000	4,000

Anthony W. Zepp	1983	6,250	2,000

(2) The amounts reported in this column reflect the dollar amount recognized for financial statement purposes for the fiscal year ended September 30, 2009, in accordance with FAS 123(R), of awards pursuant to the 2008 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended September 30, 2009, filed with the SEC on November 27, 2009.

(3) For directors other than Mr. Kobak, amounts represent fees paid for service on the board of directors of Third Federal Savings and Loan.

(4) Mr. Kobak also is a part-time associate of the Company and receives compensation for his services as a part-time associate. Of the total All Other Compensation, $25,000 represents fees paid to Mr. Kobak for his services as a director of Third Federal Savings and Loan and $76,203 represents salary paid to Mr. Kobak for his services to the Company.

(5) Fr. Anthony W. Zepp retired from the Board of Directors effective January 1, 2009. All of Fr. Zepp’s restricted stock units vested upon his retirement.

(6) Robert Fiala and William Mulligan are the chairpersons of the Compensation Committee and Audit Committee, respectively.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert A. Fiala (Chairman)

Anthony J. Asher

William C. Mulligan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the shares of our common stock as of December 28, 2009 (unless otherwise noted), by: (a) the named executive officers; (b) the Company’s directors and director nominee; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock (based on information filed with the SEC); and (d) the Company’s executive officers, directors and director nominee as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all shares of our common stock set forth opposite their respective names.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Third Federal Savings and Loan Association of Cleveland, MHC, 7007 Broadway Ave., Cleveland, OH 44105	227,119,132		73.66%
Marc A. Stefanski	451,984	(2)	*
Anthony J. Asher	22,500	(3)	*
Thomas J. Baird	43,200	(4)	*
Martin J. Cohen	27,100	(5)	*
Robert A. Fiala	30,000		*
John J. Fitzpatrick	41,500	(6)	*
James S. Gascoigne	30,000	(7)	*
Bernard S. Kobak	110,000	(8)	*
William C. Mulligan	40,000		*
Marianne Piterans	78,918	(9)	*
Paul W. Stefanik	30,000	(10)	*
Ralph M. Betters	83,060	(11)	*
David S. Huffman	88,184	(12)	*
John P. Ringenbach	104,731	(13)	*
Ben S. Stefanski III	41,000	(14)	*
All Executive Officers and Directors as a group (16 persons)	1,270,426		*

 * Less than 1%.

(1) Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

(2) Includes 40,000 shares held by Mr. Stefanski’s children, 26,000 shares held by Mr. Stefanski’s wife, 20,000 shares held by Mr. Stefanski’s wife as custodian for the couple’s children, 65,513 shares held by Mr. Stefanski under the 401(k) Plan, 115,738 shares held in trust for the benefit of Mr. Stefanski’s sibling for which Mr. Stefanski is trustee, 7,200 shares held by Mr. Stefanski’s sibling in an Individual Retirement Account (“IRA”) for which Mr. Stefanski has a power of attorney, 174,000 shares held in trust for the benefit of Mr. Stefanski and 3,533 shares held in the ASOP.

(3) Includes 3,500 shares held by Mr. Asher’s IRA and 6,000 shares held by Mr. Asher’s wife.

(4) Includes 500 shares held by Mr. Baird’s adult child, 1,500 shares held by Mr. Baird as custodian for his children and 13,950 shares held by Mr. Baird’s Simplified Employee Pension Individual Retirement Account (“SEP IRA”).

(5) Includes 1,000 shares held by Mr. Cohen’s wife.

(6) Includes 10,000 shares held in Mr. Fitzpatrick’s SEP IRA, 13,000 shares held in Mr. Fitzpatrick’s wife’s SEP IRA, 2,000 shares held in his wife’s IRA, 1,000 shares held by Mr. Fitzpatrick’s child and 5,500 shares held by a charitable foundation of which Mr. Fitzpatrick is a trustee.

(7) Includes 5,000 shares held by Mr. Gascoigne in his IRA.

(8) Includes 25,000 shares held by Mr. Kobak’s IRA, 25,000 shares held in trust for the benefit of Mr. Kobak and 50,000 shares held in a trust for the benefit of the estate of Mr. Kobak’s wife.

(9) Includes 26,046 shares held by Ms. Piterans under the 401(k) Plan and 2,872 shares held in the ASOP.

(10) Includes 20,000 shares held in trust for the benefit of Mr. Stefanik and 10,000 shares held in trust for the benefit of Mr. Stefanik’s wife.

(11)Includes 49,664 shares held by Mr. Betters under the 401(k) Plan, 100 shares held by Mr. Betters as custodian for his child, 30,129 shares held in trust for the benefit of Mr. Betters’s wife, 89 shares held by Mr. Betters’s child and 3,078 shares held in the ASOP.

(12) Includes 40,128 shares held by Mr. Huffman under the 401(k) Plan, 45,175 shares held in trust for the benefit of Mr. Huffman’s wife and 2,881 shares held in the ASOP.

(13) Includes 51,850 shares held in trust for the benefit of Mr. Ringenbach’s wife and 2,881 shares held in the ASOP.

(14) Includes 41,000 shares held with shared voting power with Mr. Stefanski III’s wife.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are reviewed and discussed by our Board of Directors, whether or not the applicable transaction must be disclosed under federal securities laws, and our Board of Directors may approve or disapprove the Company entering into the transaction. All related party transactions also are reviewed annually with the Audit Committee.

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but contains a specific exemption from such prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities as of September 30, 2009 was $3,297,498 million. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2009, and were made in compliance with federal banking regulations.

Mr. Gascoigne, in addition to his duties as a director of Third Federal Savings and Loan, the Company and Third Federal Savings and Loan Association of Cleveland, MHC, controls Baywater Capital Partners LTD, Baywater Realty Company LTD, Baywater Management Company and Fairfax Investment Company. These entities provide real estate and management services to Hazelmere Investment Group I LTD and Hazelmere of California LP, which are 70% owned by Third Capital, Inc., or have participating economic interests in the cash flows and capital proceeds of the Hazelmere entities. Fairfax Investment Company was the general partner of Hazelmere of California LP, which was dissolved on September 30, 2009. During the fiscal year ended

September 30, 2009, the Baywater entities collectively received management fees of $693,219 from the Hazelmere entities. Third Capital, Inc. received distributions from the Hazelmere entities, including cash flows and capital proceeds, totaling $1,275,728 during the year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock and other equity securities of the Company, and such persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 2009 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met, except that each of Messrs. Asher, Baird, Cohen, Fiala, Mulligan, Kobak, Gascoigne, Fitzpatrick and Stefanik filed one late Form 4 relating to the issuance of shares of common stock upon the vesting of restricted stock units.

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP served as the independent accountants to the Company for the fiscal year ended September 30, 2009 and is expected to be retained by the Company’s Audit Committee to do so for the fiscal year ending September 30, 2010, subject to the ratification of the appointment by our stockholders as required by our bylaws. A representative of Deloitte & Touche LLP is expected to be present at the 2010 annual meeting of stockholders, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountants is required under the Company’s bylaws. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2010.

Fees Paid to Deloitte & Touche LLP

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended September 30, 2009 and 2008 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during each year were $575,917 and $789,514, respectively.

Audit-Related Fees.  The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the fiscal years ended September 30, 2009 and 2008 were $10,500 and $10,500, respectively.

Tax Fees.  For the fiscal year ended September 30, 2008, there were no fees billed by Deloitte & Touche LLP for tax compliance or tax consulting. For the fiscal year ended September 30, 2009, the aggregate fees billed for tax consulting services rendered by Deloitte & Touche were $1,500.

All Other Fees.  For the fiscal years ended September 30, 2009 and 2008, there were no fees billed by Deloitte & Touche LLP for products or services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the accountants’ independence.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2011 annual meeting of stockholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on September 18, 2010. In addition, if a stockholder intends to present a proposal at the Company’s 2011 annual meeting of stockholders without the inclusion of the proposal in the Company’s proxy materials, and written notice of the proposal is not received by the Company on or before December 2, 2010, proxies solicited by our Board of Directors for the 2011 annual meeting of stockholders will confer discretionary authority to vote on the proposal if presented at the meeting. Stockholders should submit proposals to the executive offices of the Company, 7007 Broadway Avenue, Cleveland, Ohio, 44105, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Stockholders and other interested parties may send written communications to our Board of Directors, an individual director or the non-management directors as a group by mailing them to our Board of Directors, an individual director or a group of non-management directors (as applicable), c/o Secretary, TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, Ohio, 44105. The letter should indicate that the author is a stockholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be forwarded to our Board of Directors, the individual director or the group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature, is unduly hostile, threatening, illegal or otherwise inappropriate, or if it relates to an improper or irrelevant topic. In certain situations, the Secretary may attempt to handle the inquiry directly or forward the communication for response by another associate of the Company.

Management does not know of any matters that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NASDAQ Stock Market requirements and the Company’s governing documents.

REVOCABLE PROXY

TFS FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

February 25, 2010

9:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marc A. Stefanski and John P. Ringenbach with full power of substitution to vote, as indicated herein, all the shares of common stock of TFS Financial Corporation held of record by the undersigned on December 28, 2009, at the Annual Meeting of Stockholders to be held on February 25, 2010, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 11, 2010, is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY OR PROVIDE YOUR

INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, signed, and dated on the other side)

Ä                                     FOLD AND DETACH HERE                                     Ä

TFS FINANCIAL CORPORATION — ANNUAL MEETING, FEBRUARY 25, 2010:

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/6196

You can vote in one of three ways:

1.	Call toll free 866-287-9710 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/tfsl and follow the instructions.

or

3.	Mark, sign and date this proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Annual Meeting of Stockholders	Revocable Proxy TFS FINANCIAL CORPORATION	Please mark as indicated in this example	☒
FEBRUARY 25, 2010

		For	Withhold All	For All Except			For	Against	Abstain
1.	Election of Directors	☐	☐	☐	2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2010.	☐	☐	☐
	Nominees: (1) Marc A. Stefanski (2) Martin J. Cohen (3) Robert A. Fiala (4) Ben S. Stefanski III				3.	In their discretion, to vote upon such other business as may properly come before the meeting.
					This proxy when properly executed will be voted as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposal 2.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s)’ name(s) or number(s) in the space provided below.					Mark here if you plan to attend the meeting				☐

					Mark here for address change and note change				☐

	Please be sure to date and sign This proxy card in the box below.	Date

    Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Sign above

+	XXX IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW XXX	+

Ã	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL	Ã

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.  By Mail; or

2.  By Telephone (using a Touch-Tone Phone); or

3.  By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy card. Please note that telephone and Internet votes as well as votes by mail must be cast or received prior to 3:00 a.m., February 25, 2010. It is not necessary to return this proxy card if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone any time prior to 3:00 a.m., February 25, 2010 866-287-9710	Vote by Internet any time prior to 3:00 a.m., February 25, 2010 at https://www.proxyvotenow.com/tfsl

Please note that the last vote received, whether by telephone, Internet, mail or in person at the meeting, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS: http://www.cfpproxy.com/6196

Your vote is important!